UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Soliciting Material Pursuant to §240.14a-12

SIGNATURE GROUP HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

James A. McIntyre
J. Hunter Brown
Barton I. Gurewitz
Robert A. Peiser
Joyce White
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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James A. McIntyre, together with the other participants named therein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card which were used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of stockholders (the “Annual Meeting”) of Signature Group Holding, Inc. (the “Company”), a Nevada corporation.  At the Annual Meeting, the Company announced an adjournment in order to solicit additional votes for Proposal 2 in the Company’s proxy statement.

On July 25, 2012, Mr. McIntyre issued the following press release:

GOLD CARD NOMINEES URGE STOCKHOLDERS TO REJECT SIGNATURE GROUP ADDITIONAL SOLICITATION EFFORTS REGARDING PROPOSAL 2

Santa Barbara, California, July 25, 2012 -- James A. McIntyre announced today that, based on preliminary information from the 2012 annual meeting of stockholders of Signature Group Holdings, Inc.(Nasdaq: SGGH)  (“Signature” or the “Company”) held yesterday, the nominees proposed by the incumbent directors were elected to the board.   However, based on information available, including the Company’s recently filed litigation against its former president, Kenneth Grossman, the GOLD card nominees believe that a significant majority of unaffiliated, independent stockholders supported the GOLD card nominees.

While the bulk of attention in this proxy contest has been focused on the battle for board seats, this was not the only item of contention on the agenda.  The GOLD Card nominees also opposed the proposal to approve an 84% increase in the authorized shares outstanding (“Proposal 2”).  At the 2012 stockholder meeting, Mr. Craig Noell, the Company’s CEO, announced that they did not have enough votes at the time of the meeting to pass Proposal 2 and they would adjourn the meeting “indefinitely”.  Notably, Signature has had over six weeks to solicit votes and has spent considerable resources and money – stockholders’ money -- soliciting votes.  The Gold card nominees believe wasting more stockholder money in this effort further illustrates the manner in which the board has and continues to turn a deaf ear to the owners of the Company.   The GOLD Card nominees call on Mr. Noell and the Signature board to acknowledge the will of the owners of the Company and discontinue further solicitation efforts.

Since the GOLD card nominees believe it is almost certain the board will ignore this request, they urge stockholders to reject any future solicitation efforts by the Signature management related to Proposal 2 and vote against it.  Giving the board the additional shares, with the unfettered ability to further dilute shares by up to 20% without stockholder approval, including to further enrich themselves is, in the opinion of the GOLD Card nominees, very dangerous.

Mr. McIntyre and the GOLD card nominees are extremely grateful to the many stockholders who supported them.  “This proxy contest was all about protecting the value of Signature stock for all stockholders, not just ours.  Despite the almost overwhelming number of shares owned and influenced by the current board members, nominees and their paid consultants, it is evident from the high level of support we received that independent stockholders are not satisfied with the current state of affairs at Signature,” commented Mr. McIntyre.  Stockholders with questions or need any assistance in voting their shares against Proposal 2 should call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500 or at proxy@mackenziepartners.com.